Exhibit 107

The prospectus to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate offering price for each offering is as follows:

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with respect to notes linked to the common stock of Bank of America Corporation, $10,511,550; and
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with respect to notes linked to the common stock of Apple Inc., $11,204,000